Exhibit 99.1

MCEWEN MINING PROVIDES FOURTH QUARTER & FULL YEAR 2012

OPERATIONAL AND DEVELOPMENT UPDATE

(All Amounts in US Dollars Unless Otherwise Stated)

TORONTO, ONTARIO - (March 11, 2013) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to provide a summary for its fourth quarter and full year operating results, including 2013 production and cost guidance, for its mines and projects in Argentina, Mexico and Nevada.

HIGHLIGHTS

•             Gold equivalent production in the fourth quarter totaled 32,220 ounces (17,578 gold ounces and 761,377 silver ounces). Full year production totaled 105,050 gold equivalent ounces (48,876 gold ounces and 2,921,242 silver ounces), meeting 2012 guidance.

•             Cash costs totaled $728 per gold equivalent ounce in the fourth quarter. Full year cash costs totaled $739 per gold equivalent ounce, below 2012 guidance of $750 per gold equivalent ounce.

•             The Company ended the year with $79 million in cash and liquid assets and no debt.

•             Estimated 2013 production is expected to grow by 24% to 130,000 gold equivalent ounces (72,310 gold ounces and 3,000,000 silver ounces) at a cash cost between $800 - $900 per gold equivalent ounce. All-in sustaining costs are estimated at $1,200 - $1,325 per gold equivalent ounce. All-in sustaining costs include operational, development, exploration, royalties and reclamation costs.

•             On January 1, 2013, El Gallo Phase 1 in Mexico achieved commercial production. The mine is currently operating at full capacity.

•             El Gallo Phase 2 remains on schedule for construction and will become the Company’s third and largest mine.

•             Four new resource updates are due by the end of the second quarter, building on the Company’s large resource base.

“Last year was significant for McEwen Mining. We successfully merged US Gold and Minera Andes, achieved record production at our San José mine, completed construction and commissioned El Gallo Phase 1, published a feasibility study for El Gallo Phase 2, and resolved the litigation surrounding the Los Azules Copper project. This year will also be an important year for the Company. First, we expect to see production grow by 24% to 130,000 gold equivalent ounces, and second, financing and construction of our third mine, El Gallo Phase 2, is scheduled to commence during the third quarter,” stated Rob McEwen, Chairman and Chief Owner.

Balance Sheet

At the end of the fourth quarter, McEwen Mining had cash and liquid assets of $79 million, comprised of cash of $71 million and gold and silver (produced and purchased) with a market value of $8 million. Our cash balance reflects the completion of our rights offering in December 2012, for total proceeds of $60.4 million. The Company remains debt free.

During the quarter, the Company received a dividend of $5 million from its 49% owned San José mine in Argentina. Proceeds from the dividend remained in Argentina to help fund exploration at the Los Azules Copper project. The Company expects to receive dividends from San José in 2013. Although the amounts and timing are beyond McEwen Mining’s control, it is anticipated that dividends in the first and second quarter will be less than the fourth quarter, 2012. This is due to retirement of local credit lines, income taxes payable, equipment purchases related to the mine’s 10% expansion, and the temporary shutdown experienced in February due to worker illnesses. Any dividends received during the first half of the year would be spent locally at Los Azules. Dividends are expected to be higher during the second half of 2013. The Company anticipates using these dividends to help offset construction costs in Mexico, associated with El Gallo Phase 2.

El Gallo Phase 1 generated $2.1 million in operating cash flows, after incurring costs associated with removal of overburden to access future mineralization, during the fourth quarter. During the quarter, the mine was focused on increasing throughput levels towards its designed rate. The mine is now operating at full capacity.

Major expenditures during the quarter included $13.1 million for exploration at Los Azules, $3.8 million for exploration at the Company’s other projects, and $0.7 million related to El Gallo Phase 2.

San José Mine, Argentina (49%)

Solid Year of Production

Final production results for McEwen Mining’s share in the San José mine during the fourth quarter, was 11,024 gold ounces and 757,009 silver ounces, representing 25,582 gold equivalent ounces (converting the silver into gold using a 52:1 exchange ratio).

For the full year, San José met its production guidance, with McEwen Mining’s share totaling 42,026 gold ounces and 2,916,742 silver ounces or 98,117 gold equivalent ounces. In 2013, McEwen Mining’s share of production has been forecasted at 102,700 gold equivalent ounces (45,000 gold ounces and 3,000,000 silver ounces). Production is expected to increase in 2013 as an optimization plan was completed that will increase processing capacity by +10% from 1,500 tonnes to 1,650 tonnes per day.

For the quarter,  cash costs equaled $728 per gold equivalent ounce. Cash costs were flat versus the third quarter and less than the first half of the year, as the team at San José has done an excellent job dealing with industry-wide cost escalation. For the full year, cash costs were below guidance of $750 per gold equivalent ounce at $739. Cash costs and all-in sustaining costs per equivalent gold ounce for 2013 have been estimated at $725 - $825 and $1,150 - $1,275, respectively.

An updated reserve and resource estimate for the mine will be released in the coming weeks. The updated resource will include approximately 98,000 meters of additional core drilling.

San José Mine Production Comparison

	Full-Year 2012	Full-Year 2011	4th Quarter 2012	3rd Quarter 2012
San José – 100%*
Ore production (tonnes)	509,851	462,825	128,940	136,577
Average grade gold (gpt)	5.79	5.86	6.00	5.24
Average head silver (gpt)	417	444	422	402
Average gold recovery (%)	90.4	92.9	90.4	91.1
Average silver recovery (%)	87.0	88.8	88.3	87.9
Gold produced (ounces)	85,786	80,948	22,498	20,967
Silver produced (ounces)	5,952,534	5,869,564	1,544,917	1,552,000
Gold equivalent¹ produced (ounces)	200,240	193,824	52,208	50,813
Gold sold (ounces)	84,292	82,420	23,161	29,126
Silver sold (ounces)	5,897,099	6,087,525	1,553,077	2,165,000
Co-product total cash cost Au (US$)	760	628	770	766
Co-product total cash cost Ag (US$)	13.90	13.63	13.35	14.66
Gold equivalent total cash cost (US$)	739	675	728	764
Co-product all-in sustaining cash cost Au (US$)	1,208	962	1,228	1,126
Co-product all-in sustaining cash cost Ag (US$)	22.11	20.89	21.29	21.54
Gold equivalent co-product all-in sustaining cash cost (US$)	1,174	1,035	1,160	1,122
McEwen Mining – 49% Share
Gold produced (ounces)	42,026	39,665	11,024	10,274
Silver produced (ounces)	2,916,742	2,876,086	757,009	760,480
Gold equivalent¹ produced (ounces)	98,117	94,974	25,582	24,898

*McEwen Mining holds a 49% attributable interest in the San José mine.

El Gallo Phase 1, Mexico (100%)

Commercial Production Achieved. Running at Steady State.

The focus at El Gallo Phase 1 during the fourth quarter was on increasing production levels towards the designed rate of 3,000 tonnes per day. This was successfully achieved, with commercial production being declared on January 1, 2013. During the fourth quarter the mine produced 6,554 gold ounces and 4,500 silver ounces or 6,638 gold equivalent ounces. Since declaring commercial production the crushers have been operating 20% above the designed throughput rate.

The Company will begin reporting cash costs and all-in sustaining costs starting in the first quarter, 2013. Cash costs and all-in sustaining costs per gold equivalent ounce for 2013 have been estimated at $1,135 - $1,235 and $1,200 - $1,325, respectfully. Costs are estimated to be higher in 2013 versus the life of mine plan, due to higher pre-stripping required to access deeper mineralization and lower grades, early in the mine life.

A new resource estimate for Phase 1 will be released during the second quarter. This will include approximately 11,600 meters of new core drilling.

El Gallo Phase 2, Mexico (100%)

Next Mine Remains on Target for Construction

The Company remains on schedule to submit its construction and mining permits by the end of the first quarter to SEMARNAT, Mexico’s Environmental and Natural Resource Ministry. Although the approval and its timing are outside of McEwen Mining’s control, the Company is targeting the end of the third quarter for approval.

Long lead-time equipment purchases have commenced. Both the ball mill and filter presses for the dry stack tailings having been ordered. The ball mill and filter presses are expected to be shipped to El Gallo in approximately 32 weeks. The Company expects to purchase the crushers, leach tanks, agitators, electrical substation and the Merrill Crowe plant during the second and third quarters.

Capital expenditures to complete El Gallo Phase 2 have been estimated between $180-$190 million. In order to complete construction the Company will need to raise an estimated $120 million. McEwen Mining is looking at several financing alternatives, which include a possible sale or joint venture of its Los Azules Copper project and various forms of debt and equity.

A new resource estimate for Phase 2 will be released during the second quarter. This will include approximately 10,000 meters of new core drilling.

Nevada (100%)

1) Gold Bar Project

McEwen Mining continues to advance the Gold Bar permitting process in order to begin production in 2015. Gold Bar is forecasted to produce 55,000 gold ounces per year. The project is located primarily on public lands managed by the Bureau of Land Management (BLM). The BLM and the Nevada Division of Environmental Protection (NDEP) are the primary government agencies responsible for approving the permits that would allow the Company to begin construction.

McEwen Mining will continue to advance the Gold Bar project through the permitting process during 2013. This will involve additional environmental baseline collection and data review. The Company expects to submit its Plan of Operations report in the second half of 2013.

2) Tonkin Project

The Tonkin project, which has a current resource of 1.4 million gold ounces in the measured and indicated categories (32.3 million tonnes @ 1.39 gpt gold) and 0.3 million gold ounces in the inferred (8.4 million tonnes @ 1.13 gpt gold), is undergoing a series of metallurgical tests for possible process alternatives that are common to mines in Nevada. The last test results indicated that approximately 50-55% of the gold would report to a concentrate, which would then be subsequently processed by an autoclave or roaster. McEwen Mining feels the amount of gold reporting to the concentrate needs to be higher in order to make Tonkin economically viable.

The Company believes the percentage of gold reporting to the concentrate is low because the mineralization is oxidizing too quickly. In order to determine why this is occurring, a detailed study is being conducted on the mineralogy. If the cause can be determined, the Company plans to explore alternatives that would slow the oxidizing process. The results from the mineralogy study are due in the second quarter.

Los Azules Copper Project, Argentina (100%)

World Class Copper Asset — Size & Grade

Los Azules is one of the world’s largest and highest grade undeveloped copper porphyry deposits. This year’s exploration program, with a budget of $25 million, is scheduled to be completed by the end of the first quarter. New drill results and subsequent resource update have proven that there remains excellent potential to further grow this world-class copper asset. Significant drill results released in January 2013, included 0.47% copper over 610 meters, 0.61% copper over 160 meters, 0.44% over 529 meters. Based on the results of these holes, the inferred resource grew by 29%. Los Azules resource now contains 4.45 billion lbs in the indicated category and 13.95 billion lbs in the inferred category (Indicated: 310 million tonnes @ 0.65% copper; Inferred: 1.3 billion tonnes @ 0.49% copper).

Additional drill results from the Company’s ongoing exploration program are expected to be released in approximately three weeks. In addition, McEwen Mining has begun work on an updated Preliminary Economic Assessment (PEA), which is expected to be completed in the third quarter of this year. The updated PEA will be based on a significantly larger mineral resource and will also evaluate the possibility of increasing the daily throughput. The PEA will also incorporate further metallurgical studies currently being done on the possibility of producing copper cathode instead of a concentrate, and processing low grade mineralized material not previously considered, via a heap leach. The advantage of being able to produce a copper cathode is that it would eliminate the contemplated slurry pipeline through Chile and would reduce Argentina’s export tax on concentrate.

Santa Cruz Exploration, Argentina (100%)

During the fourth quarter, the Company completed approximately 1,554 meters of reverse circulation drilling on its 100% owned claim package adjacent to the San José mine and Goldcorp’s Cerro Negro project. A further approximate 1,000 meters were drilled in the first quarter of 2013. The assays from this drilling did not return any economic quantities of gold or silver. No further drilling is currently planned.

Fourth Quarter Conference Call Details

McEwen Mining will be hosting a conference call to discuss fourth quarter results and project developments on March 11, 2013 at 2:00 pm EST.

WEBCAST:
http://www.gowebcasting.com/4215

TELEPHONE:

Participant dial-in number(s): 416-695-7848 / 800-769-8320
Participant pass code: None Required

REPLAY:
Dial-in number(s): 905-694-9451 / 800-408-3053
Pass code: 8222665

ABOUT MCEWEN MINING (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by 2015 by creating a high growth gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina and a large portfolio of exploration properties in Argentina, Mexico and Nevada.

McEwen Mining has 296,024,859 shares issued and outstanding. Rob McEwen, Chairman, President and Chief Owner, owns 25% of the shares of the Company (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares). As of December 31, 2012, McEwen Mining had cash and liquid assets of approximately US$79 million and is debt free.

RELIABILITY OF INFORMATION

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release. As the Company is not the operator of the San José mine, there can be no assurance that production information reported to the Company by MSC is accurate, the Company has not independently verified such information and readers are therefore cautioned regarding the extent to which they should rely upon such information.

TECHNICAL INFORMATION

This news release has been reviewed and approved by William Faust, PE, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101 (“NI 43-101). For additional information about the El Gallo complex see the technical report titled “El Gallo Complex Phase II project, NI 43-101 Technical Report Feasibility Study, Mocorito Municipality, Sinaloa, Mexico” with an effective date of September 10, 2012, prepared by M3 Engineering along with a team of associates (the “Phase II Report”). The authors of the Phase 2 Report, Stan Timler - M3 Engineering, Mike Hester - Independent Mining Consultants (Reserves), Dawn Garcia - SRK Consulting (Environmental), Richard Kehmeier and Brian Hartman - Pincock Allen & Holt (El Gallo Deposit Resource), John Read - McEwen Mining consultant (Palmarito Insitu, Historic Waste Dumps and Historic tailings Resource), are each qualified persons and all of whom but John Read are independent of McEwen Mining, each as defined by NI 43-101. For information about the current Los Azules Mineral Resource, see the Company’s news release titled “McEwen Mining Continues to Expand Los Azules’ Large, High-Grade, Mineral Resource, dated February 5, 2013. The mineral resource estimate referenced in this news release was prepared in January 2013 by Robert Sim, P.Geo. and Bruce Davis, PhD, FAusIMM, each a qualified person and independent of McEwen Mining, each as defined by NI 43-101. For additional information about the Los Azules project see the technical Report titled “Los Azules Porphyry Copper Project, San Juan Province, Argentina” dated August 1, 2012, with an effective date of June 15, 2012, prepared by D. Ernest Winkler, PE, Robert Sim, PGeo, Bruce Davis, PHD, FAUSIMM and James K. Duff, PGeo, all of whom are qualified persons and all of whom but James K. Duff are independent of McEwen Mining, each as defined by NI 43-101. For additional information about the Tonkin project see the technical report titled “Technical Report on Tonkin Project” dated and with an effective date of May 16, 2008. The report was prepared by Alan C. Noble, P.E., Ore Reserves Engineering and Richard Gowans, Micon International, and Steven Brown (then US Gold Corporation) all of whom are qualified persons and all of whom but Mr. Brown are independent of McEwen Mining, each as defined by NI 43-101. For additional information about the Gold Bar project see the technical report titled “NI 43-101 Technical Report on Resources and Reserves Gold Bar Project, Eureka County, Nevada” dated February 24, 2012 with an effective date of November 28, 2011, prepared by J. Pennington, C.P.G., MSc., Frank Daviess, MAusIMM, Registered SME, Eric Olin,, MBA, RM-SME, MSc, Herb Osborn, P.E, Joanna Poeck, MMSA, B. Eng., Kent Hartley P.E. Mining, SME, BSc, Mike Levy, P.E, P.G, MSc., Evan Nikirk, P. E., Mark Allan Willow, M.Sc, C.E.M. and Neal Rigby, CEng, MIMMM, PhD, all of whom are qualified persons and all of whom are independent of McEwen Mining, each as defined by NI 43-101.

The foregoing news release and technical reports are available under the Corporation’s profile on SEDAR (www.sedar.com).

CAUTIONARY NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Total cash costs consists of geology, mining, processing, general and administrative costs, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs and export taxes. All-in sustaining cash costs consists of total cash costs (as noted above), plus corporate general and administrative costs, environmental rehabilitation costs, mine site exploration and development costs, and sustaining capital expenditures. Depreciation is excluded from both total cash costs and all-in sustaining cash costs. Total cash cost and all-in sustaining cash cost per ounce are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold.

CAUTIONARY NOTE TO US INVESTORS

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements, which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this press release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic, political and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, risks related to the cost of transferring or otherwise allocating funds between operating jurisdictions, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, risks associated with the construction and permitting of mining operations and commencement of production and the projected costs thereof, risks related to litigation, property title, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Jenya Meshcheryakova	Mailing Address
Investor Relations	181 Bay Street Suite 4750
Tel: (647) 258-0395 ext 410	Toronto, ON M5J 2T3
Toll Free: (866) 441-0690	PO box 792
Fax: (647) 258-0408	E-mail: info@mcewenmining.com

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